UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 7, 2021

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	001-16853	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8051 Congress Avenue Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SBAC	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The 2021 Refinancing Amendment

On July 7, 2021, SBA Senior Finance II LLC (the “Borrower”), a wholly-owned subsidiary of SBA Communications Corporation (“SBAC”), entered into the 2021 Refinancing Amendment (the “2021 Refinancing Amendment”) with (i) SBAC, SBA Telecommunications, LLC, SBA Senior Finance, LLC and the direct and indirect subsidiaries of SBAC named therein, as guarantors, (ii) the several lenders from time to time parties thereto, (iii) TD Securities (USA) LLC and Mizuho Bank, Ltd., as the joint lead arrangers, (iv) TD Securities (USA) LLC, Mizuho Bank Ltd., Barclays Bank plc, Citigroup Global Markets Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, as joint book runners, and (v) Toronto Dominion (Texas) LLC, as administrative agent, to the Seconded Amended and Restated Credit Agreement, dated as of February 7, 2014, (as amended, supplemented or modified from time to time, the “Credit Agreement”).

The 2021 Refinancing Amendment increased the revolving credit commitments under the revolving credit facility from $1.25 billion to $1.5 billion aggregate principal amount, which may be borrowed, repaid and redrawn, based upon specific financial ratios. The 2021 Refinancing Amendment also extended the maturity date of the revolving credit facility from April 11, 2023 to July 7, 2026 and provided mechanics relating to a transition away from LIBOR as a benchmark interest rate and the replacement of LIBOR by an alternative benchmark rate.

As amended, amounts borrowed under the revolving credit facility accrue interest, at the Borrower’s election, at either (i) the Eurodollar Rate (as defined in the Credit Agreement) plus a margin that ranges from 1.125% to 1.500% or (ii) the Base Rate (as defined in the Credit Agreement) plus a margin that ranges from 0.125% to 0.500%, in each case based on the Borrower’s leverage ratio, reflecting a decrease of 0.25% to the upper limit of each respective margin range. Additionally, the 2021 Refinancing Amendment incorporates sustainability-linked mechanics into the Credit Agreement. Specifically, the applicable interest and commitment fee rates are subject to upward or downward adjustments of up to 0.05% and 0.01%, respectively, based upon the achievement of specified sustainability-linked targets related to tower lighting.

The 2021 Refinancing Amendment modified various definitions, financial ratio calculations and negative covenants in the Credit Agreement to reflect the increased size and scope of the revolving credit facility. All other material terms of the Credit Agreement, as amended, remain unchanged.

Relationships

Certain of the lenders and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with SBAC and its affiliates.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.7C	2021 Refinancing Amendment, dated as of July 7, 2021, among SBA Senior Finance II LLC, as borrower, the banks and other financial institutions or entities party hereto as refinancing revolving lenders, continuing term lenders, additional term lenders or incremental amended term lenders and Toronto Dominion (Texas) LLC, as administrative agent and issuing lender.

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Executive Vice President and Chief Financial Officer

Date: July 9, 2021